UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 8, 2006

Bowne & Co., Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-05842	13-2618477
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 Water Street, New York, New York		10041
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-924-5500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 8, 2006, Bowne & Co. Inc. and Bowne International Limited (collectively, the "Company") entered into a lease agreement (the "Lease") with The London Wall Limited Partnership (the "Landlord") for approximately 16,500 square feet of office space at 1 London Wall, London, England. The Company will be relocating its customer service center and offices currently located at 60 Queen Victoria Street, London, England.

The term of the Lease is 15 years. The lease will commence upon the completion of certain leasehold separation work, which is required to be completed within approximately ten weeks from execution of the agreement. The rent commencement date is February 1, 2009. The base rent is approximately ₤643,500 per year (approximately US$1.1 million per year at current exchange rates). The base rent is subject to review on the fifth and tenth anniversaries of the lease.

In addition to base rent, the Company will be responsible for certain costs and charges specified in the Lease, including certain operating expenses, taxes and utility expenses.

The separation and build out costs are estimated to be approximately US$3.2 million, which are expected to be incurred during the next three months.

The foregoing is a summary description of certain terms of the Lease. It is qualified in its entirety by the text of the Agreement for Lease and the Lease attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bowne & Co., Inc.

February 9, 2006	By:	Scott L. Spitzer

Name: Scott L. Spitzer
Title: Senior Vice President, General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Agreement for Lease
99.2	Lease